Deloitte October 2, 2009	Exhibit 16.1 Deloitte Touche LLP 1100 Carillon Building 227 West Trade Street Charlotte, NC 28202 USA Tel: +1 704 887 1500 Fax: +1 704 887 1570 www.deloitte.com

Securities and Exchange Commission

100 F. Street, N.E.

Washington, DC 20549-7561

Dear Sirs/Madams:

We have read Item 4.01(a) of Hampshire Group, Limited’s Form 8-K dated October 2, 2009, and we agree with the statements made therein.

Yours truly,

/s/ Deloitte & Touche LLP

Member of

Deloitte Touche Tohmatsu